UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________________

FORM 8-K
_______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 9, 2015

ANADIGICS, Inc.
(Exact Name of Registrant as Specified in Charter)
__________________________

Delaware	0-25662	22-2582106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

141 Mt. Bethel Road Warren, New Jersey		07059
(Address of Principal Executive Offices)		(Zip Code)

(908) 668-5000
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

______________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01                      Other Events

As previously announced, the Company received a letter from The NASDAQ Stock Market, dated August 11, 2014, notifying the Company that it did not comply with the $1.00 minimum closing bid price requirement for continued listing under the NASDAQ Listing Rules. On February 9, 2015, the Company received a letter from NASDAQ with its determination that the Company has regained compliance with NASDAQ Listing Rule 5450(a)(1). The Company’s stock will therefore maintain its listing on the NASDAQ Global Select Market.

A copy of the Company’s press release announcing the NASDAQ determination is attached to this Report as Exhibit 99.1 and is incorporated by reference in this Report.

Item 9.01                      Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press release, dated February 9, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 9, 2015

ANADIGICS, INC.

By: Ronald Michels

Chairman and Chief Executive Officer

Exhibit 99.1

ANADIGICS to Maintain its Listing on the NASDAQ Global Select Market

WARREN, N.J., Feb. 9, 2015 – ANADIGICS, Inc. (Nasdaq: ANAD) (the “Company”), a world leader in radio frequency (RF) solutions, today announced that it received a letter from The NASDAQ Stock Market ("NASDAQ") on February 9, 2015 that included a NASDAQ compliance determination that the Company has regained compliance with NASDAQ Listing Rule 5450(a)(1), which requires that listed securities maintain a minimum closing bid price of $1.00 per share.  The Company’s common stock will therefore maintain its listing on the NASDAQ Global Select Market.

As previously announced, on August 11, 2014, the Company received a letter from NASDAQ notifying the Company that it did not comply with the $1.00 minimum closing bid price requirement for continued listing under the NASDAQ Listing Rules.  The Company was provided a period of 180 calendar days, or until February 9, 2015, during which to regain compliance.  The Company's common stock subsequently maintained a closing bid price of at least $1.00 per share for 10 consecutive business days, from January 26, 2015 to February 6, 2015, enabling the Company to regain compliance with NASDAQ Listing Rule 5450(a)(1).